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EXHIBIT 3.18B

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

1.
The name of the corporation (hereinafter called the "corporation") is

EMERSON MUSICAL INSTRUMENTS, INC.

2.
The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

3.
The registered agent of the corporation within the State of Delaware is hereby changed to CORPORATION SERVICE COMPANY, the business office of which is identical with the registered office of the corporation as hereby changed.

4.
The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 27, 1997

/s/ DENNIS M. HANSON DENNIS M. HANSON, SECRETARY

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  EXHIBIT 3.18B
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE AND OF REGISTERED AGENT
EMERSON MUSICAL INSTRUMENTS, INC.